Exhibit 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 26, 2023, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and Sarah Wynne (the “Executive”). This Agreement is a continuation of, and amends and restates in its entirety, the Employment Agreement, dated as of November 10, 2018, by and between the Company and the Executive (the “Original Agreement”), which Original Agreement was amended as of November 15, 2021 (as amended, the “Amended Agreement”).
RECITALS:
WHEREAS, prior to May 26, 2023, the Executive held the position of Chief Accounting Officer of the Company;
WHEREAS, as of May 26, 2023, the Executive holds the position of Chief Financial Officer of the Company; and
WHEREAS, the parties hereto desire to revise the Amended Agreement in the form of this Agreement to reflect the terms and conditions pursuant to which the Executive will continue to serve the Company on and after May 26, 2023 and/or the Effective Date.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
1. Certain Definitions.
(a) “Agreement” shall have the meaning set forth in the preamble hereto.
(b) “Amended Agreement” shall have the meaning set forth in the preamble hereto.
(c) “Annual Base Salary” shall have the meaning set forth in Section 4(a).
(d) “Board” shall mean the Board of Directors of the Company.
(e) “Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board, substantially to perform the Executive’s material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness); or (ii) any willful misconduct by the Executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries.
(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as may be amended from time to time.
(g) “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.

(h) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.
(i) “Company” shall have the meaning set forth in the preamble hereto.
(j) “Compensation Committee” shall mean the Compensation Committee of the Board (or its successor(s)) whose members shall be appointed by the Board from time to time.
(k) “Compensation Recovery Policy” shall have the meaning set forth in Section 21.
(l) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of the Executive’s death, the date of the Executive’s death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination.
(m) “Directors and Officers Insurance” shall have the meaning set forth in Section 20.
(n) “Disability” shall mean the Executive’s absence from employment with the Company due to: (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) such medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and for which the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.
(o) “Effective Date” shall mean the date of this Agreement.
(p) “Equity Compensation Agreements” shall mean any written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under any option plan adopted or maintained by the Company for employees generally, and any management deferred compensation or similar plans of the Company.
(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(r) “Executive” shall have the meaning set forth in the preamble hereto.
(s) “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Executive’s title, duties or responsibilities, without the Executive’s prior written consent, or (ii) a reduction of the Executive’s aggregate cash compensation opportunity (including bonus opportunities), benefits or perquisites, without the Executive’s prior written consent, or (iii) any material breach of this Agreement by the Company.
(t) “Monthly COBRA Coverage Continuation Rate” shall have the meaning set forth in Section 6(a).
(u) “Notice of Termination” shall have the meaning set forth in Section 5(b).
(v) “Original Agreement” shall have the meaning set forth in the preamble hereto.
(w) “Payment Period” shall have the meaning set forth in Section 6(b).
(x) “Release” shall have the meaning set forth in Section 6(b).
(y) “Severance Amount” shall have the meaning provided for under Section 6(b).

(z) “Specified Employee” shall have the meaning set forth in Code Section 409A .
(aa) “Term” shall have the meaning set forth in Section 2.
(ab) “TransDigm” shall have the meaning set forth in Section 3.
2. Employment. The Company shall continue to employ the Executive, for the period set forth in this Section 2, in the position(s) set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period continuing on the Effective Date and ending on September 30, 2028 unless earlier terminated as provided in Section 5.
3. Position and Duties. During the Term, the Executive shall serve as Chief Financial Officer of each of the Company and its subsidiary, TransDigm, Inc. (“TransDigm”), with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer. During the Term, the Executive shall devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company and TransDigm; provided, that it shall not be considered a violation of the foregoing for the Executive to (a) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees, and (b) manage the Executive’s personal investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.
4. Compensation and Related Matters.
(a) Annual Base Salary. From and after May 26, 2023, the Executive shall receive a base salary at a rate of $675,000 per annum, payable in accordance with the Company’s normal payroll practices, which shall be reviewed by the Compensation Committee annually and may be increased, but not decreased, upon such review (the “Annual Base Salary”).
(b) Bonus. For each fiscal year during the Term, the Executive shall be eligible to participate in the Company’s annual cash bonus plan in accordance with terms and provisions which shall be consistent with the Company’s executive bonus policy in effect as of the date hereof. The Executive’s target bonus for fiscal year 2023 and thereafter (from May 26, 2023) will be 80% of the Executive’s Annual Base Salary, may be pro-rated based on time in position, and may be increased, but not decreased, from time to time. Such target bonus will be pro-rated for fiscal 2023 based on a target percentage of Annual Base Salary of 65% in effect for fiscal 2023 prior to May 26, 2023.
(c) Non-Qualified Deferred Compensation. During the Term, the Executive shall be eligible to participate in any non-qualified deferred compensation plan or program (if any) offered by the Company to its executives.
(d) Long Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Option Plan or any successor plan thereto.
(e) Benefits. During the Term, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans, programs and arrangements).

(f) Expenses. Pursuant to the Company’s customary policies in force at the time of payment, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder.
(g) Vacation. The Executive shall be entitled to an amount of annual vacation days, and to compensation in respect of earned but unused vacation days in accordance with the Company’s vacation policy as in effect as of the Effective Date. The Executive shall also be entitled to paid holidays in accordance with the Company’s practices with respect to same as in effect as of the Effective Date.
5. Termination.
(a) The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):
(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
(ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30-day period the Executive shall not have returned to full-time performance of the Executive’s duties. The Executive shall continue to receive the Executive’s Annual Base Salary until the 90th day following the date of the Notice of Termination.
(iii) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.
(iv) Resignation for Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason.
(v) Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.
(vi) Resignation without Good Reason. The Executive may resign the Executive’s employment hereunder without Good Reason.
(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Chief Executive Officer of the Company or the Executive to the other party indicating the specific termination provision in this Agreement relied upon (and, in the case of the Executive’s resignation for Good Reason, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under Section 5(a)(iv), and specifying a Date of Termination which, in the case of the Executive’s resignation for Good Reason or the Executive’s resignation without Good Reason pursuant to Section 5(a)(iv) or 5(a)(vi), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of the Executive’s resignation for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the receipt of the Notice of Termination, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30-day period. The Executive shall continue to receive the Executive’s Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.

6. Severance Payments.
(a) Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or the Executive’s beneficiary in the event of the Executive’s death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive in accordance with the Company’s expense reimbursement policy and an amount equal to compensation for accrued but unused sick days and vacation days. The Company shall permit the Executive to elect to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage (the “Monthly COBRA Coverage Continuation Rate”). The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law. The Executive shall also be entitled to accrued, vested benefits under the Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.
(b) Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s termination without Cause (pursuant to Section 5(a)(v)), resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Sections 6(c) and (d) and the restrictions contained herein, and in the case of the Executive’s termination without Cause (pursuant to Section 5(a)(v)), resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of Disability (pursuant to Section 5(a)(ii)), subject to the Executive’s execution and non-revocation of a customary release in favor of the Company (the “Release”), no later than thirty (30) days following the Date of Termination, the Company shall pay to the Executive (or the Executive’s beneficiary in the event of the Executive’s death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement the Severance Amount is equal to the sum of:
(i) 1.25 times the Executive’s Annual Base Salary;
(ii) 1.25 times the greater of (A) the total of all bonuses paid (or payable) to the Executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g., a transaction related bonus) or (B) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any; and
(iii) 18.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health plan coverage as in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination.
The Severance Amount as so determined shall be payable to the Executive (or the Executive’s beneficiary) in substantially equal installments over the 12-month period following the Date of Termination (the “Payment Period”) commencing no later than thirty (30) days following the execution and non-revocation of the Release, in accordance with the Company’s regular payroll practices. The first installment payment shall include all amounts that would have otherwise been paid to the Executive during the period beginning on the Date of Termination and ending on the first installment payment date. Notwithstanding the foregoing, in the event that the end of the thirty (30) day notice and revocation period for the Release would result in the first installment payment occurring in the taxable year following the year in which the Date of Termination occurs, the first installment payment shall be made in the taxable year following the year in which the Date of Termination occurs. Each payment under this Section 6(b) shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.

(c) Benefits Provided Upon Termination of Employment. If the Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, the Executive shall nevertheless be entitled to receive all of the payments and benefits that the Executive is entitled to receive under this Agreement on account of the Executive’s termination of employment. However, the payments and benefits that the Executive is entitled to under this Agreement shall not be provided to the Executive until such time as the Executive has incurred a “separation from service” within the meaning of Code Section 409A.
(d) Payments on Account of Termination to a Specified Employee. Notwithstanding the foregoing provisions of Sections 6(a), 6(b) or 6(c), in the event that the Executive is determined to be a Specified Employee at the time of the Executive’s termination of employment under this Agreement (or, if later, the Executive’s “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or the Executive’s death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the first day after the six-month anniversary of such termination of employment (or, if later, the Executive’s “separation from service” under Code Section 409A). The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive within the six-month period following the date of Executive’s termination of employment under this Agreement (or, if later, the Executive’s “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e., payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), (ii) described in Treasury Regulation Section 1.409A-1(b)(4) (i.e., payments which are treated as short-term deferrals within the meaning of the Treasury Regulations), or (iii) benefits described in Treasury Regulations Section 1.409A-1(b)(9)(v) (e.g. health care benefits).

7. Competition; Nonsolicitation.
(a) During the Term and, following any termination of the Executive’s employment, for a period equal to (i) the Payment Period, in the case of a termination of employment for which payments are made pursuant to Section 6(b) hereof, or (ii) 24 months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (other than a business that constitutes less than 5% of the relevant entity’s net revenue and a proportionate share of its operating income) which competes with any business of the Company or any entity owned by it anywhere in the world; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired does not represent more than one percent of the outstanding shares of such corporation.
(b) During the Term and for a period of two years following any termination of the Executive’s employment, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit or induce any person who is or was employed by, or providing consulting services to, the Company or any of its subsidiaries during the twelve-month period prior to the date of such termination, to terminate their employment or consulting relationship with the Company or any such subsidiary.
(c) In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
8. Nondisclosure of Proprietary Information.
(a) Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.
(c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process. Notwithstanding anything in this Agreement or otherwise to the contrary, nothing in this Agreement or otherwise prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
9. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.
10. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.
11. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
12. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
14. Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a) If to the Company, to:
TransDigm Group Incorporated
The Tower at Erieview
1301 E. 9th Street, Suite 3000
Cleveland, Ohio 44114
Attention: Chief Executive Officer
(b) If to the Executive, to Executive’s home address last shown on the records of the Company;
or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 14.
15. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same Agreement.
16. Entire Agreement; Prior Employment Agreements. The terms of this Agreement, together with the Equity Compensation Agreements, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company as of and after the Effective Date (with the Original Agreement being the final expression of the parties’ agreement with respect to the employment of the Executive by the Company from November 10, 2018 to November 14, 2021, and the Amended Agreement being the final expression of the parties’ agreement with respect to the employment of the Executive by the Company from November 15, 2021 to the day prior to the Effective Date), and such agreement may not be contradicted by evidence of any prior or contemporaneous agreements.
The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
17. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chief Executive Officer. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
18. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond; and provided further, that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.

20. Indemnification and Insurance; Legal Expenses. During the Term and so long as the Executive has not breached any of the Executive’s obligations set forth in Sections 7 and 8, the Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and the Executive shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been a director, officer or employee of the Company or any of its subsidiaries or the Executive serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Term for the benefit of the Executive (in the Executive’s capacity as an officer and director of the Company) Directors and Officers Insurance providing customary benefits to the Executive.
21. Clawback. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (collectively, the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Kevin Stein
Name:	Kevin Stein
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Sarah Wynne
Sarah Wynne